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                                                                     EXHIBIT 3.4


                       BILLING INFORMATION CONCEPTS CORP.
                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION

         Billing Information Concepts Corp. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), does hereby certify:

         FIRST: That the Board of Directors of the Company, by written consent in lieu of a special meeting, unanimously adopted resolutions proposing and declaring advisable the following amendments to the Amended and Restated Certificate of Incorporation of the Company and directed that such amendments be considered at the next annual meeting of stockholders of the Company:

         To amend Article I of the Amended and Restated Certificate of Incorporation in its entirety to read as follows:

                  "Article I - Name. The name of the corporation (the "corporation") is Billing Concepts Corp."

         To amend the first paragraph of Article IV of the Amended and Restated Certificate of Incorporation in its entirety to read as follows:

                  "4.1 Total Number of Shares of Stock. The total number of shares of all classes of stock which the corporation shall have authority to issue is eighty-five million (85,000,000). Of such shares,
         (i) seventy-five million (75,000,000) shall be common stock, par value $0.01 per share ("Common Stock"), and (ii) ten million (10,000,000) shall be preferred stock, par value $0.01 per share ("Preferred Stock")."

         SECOND: That at the annual meeting of stockholders of the Company duly called and held on February 26, 1998, in accordance with Section 222 of the DGCL, the holders of a majority of the shares of Common Stock of the Company entitled to vote on such amendments voted in favor of such amendments.

         THIRD: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

         IN WITNESS WHEREOF, the Company has caused this Certificate to be signed on February 26, 1998, by Audie Long, its Corporate Secretary.

                                      Billing Information Concepts Corp.



                                      By: /s/ Audie Long
                                         ---------------------------------------
                                          Audie Long, Corporate Secretary